EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Second Quarter 2015 Financial Results

THE WOODLANDS, Texas, Aug. 10, 2015 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the second quarter ended June 30, 2015.

Financial Results

Net loss for the three month period ended June 30, 2015, was ($7.8) million or ($0.32) per share as compared to a net loss of ($8.7) million or ($0.38) per share for the same period in 2014. The net loss for the six month period ended June 30, 2015, was ($16.3) million or ($0.67) per share as compared to a net loss of ($17.5) million or ($0.76) per share for the same period in 2014. The decreases were primarily due to decreased clinical development expenses related to the Company's enclomiphene product candidate, partially offset by increases in clinical development expenses related to Proellex®, payroll and benefits expenses and legal expenses.

While preparing its financial statements for the year ended December 31, 2014, the Company identified a prior period error related to its accounting for patent costs. The Company concluded this error was not material individually or in the aggregate to any of the prior reporting periods, and therefore, no restatements of previously issued financial statements were necessary. As such, revisions for the three and six months periods ended June 30, 2014 are reflected in the financial statements herein. The quarter ended June 30, 2015 was not affected.

For the three month period ended June 30, 2015, research and development ("R&D") expenses decreased 14%, or approximately $1.0 million, to $6.5 million, as compared to $7.5 million for the same period in the prior year.  The decrease was primarily due to the completion of all Phase 3 clinical trials related to our enclomiphene product candidate, partially offset by increased expenses related to the clinical development of Proellex®, salaries and legal expenses.

For the six month period ended June 30, 2015, R&D expenses decreased 9%, or approximately $1.3 million, to $13.8 million, as compared to $15.1 million for the same period in the prior year. The decrease was primarily due to the completion of all Phase 3 clinical trials related to our enclomiphene product candidate, partially offset by the payment of $2.3 million to the FDA associated with the submission of our NDA for the product candidate, increased expenses related to the clinical development of Proellex®, salaries and legal expenses.

General and administrative expenses increased 7%, or approximately $86,000, to $1.34 million for the three month period ended June 30, 2015, as compared to $1.26 million for the same period in the prior year and increased 3%, or approximately $65,000, to $2.55 million for the six month period ended June 30, 2015, as compared to $2.48 million for the same period in the prior year. The increases were primarily due to increased salary expense.

Total revenues and other income decreased to $1,000 for the three month period ended June 30, 2015 as compared to $2,000 for the same period in the prior year. Total revenue and other income decreased to $2,000 for the six month period ended June 30, 2015 as compared to $5,000 for the same period in the prior year. The decreases were primarily due to decreased cash balances resulting in decreased interest income.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $32.2 million as of June 30, 2015 as compared to $46.6 million as of December 31, 2014. Net cash of approximately $14.6 million and $15.3 million was used in operating activities during the six month periods ended June 30, 2015 and 2014, respectively. The major use of cash for operating activities for the six month period ended June 30, 2015 was to fund our clinical development programs and associated administrative costs. No cash was used in investing activities during the six month period ended June 30, 2015. Cash provided by financing activities during the six month period ended June 30, 2015 was approximately $102,000 due to the receipt of that amount from a former 10% shareholder of the Company in accordance with Section 16(a) under the Securities Exchange Act of 1934, as amended.

As of June 30, 2015 we had 24,281,018 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the potential approval of our NDA for our enclomiphene product candidate, the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues and other income
Interest income	$ 1	$ 2	$ 2	$ 5
Total revenues and other income	1	2	2	5

Expenses
Research and development	6,450	7,491	13,771	15,060
General and administrative	1,342	1,256	2,547	2,482
Total expenses	7,792	8,747	16,318	17,542

Net loss	$ (7,791)	$ (8,745)	$ (16,316)	$ (17,537)

Net loss per share - basic and diluted	$ (0.32)	$ (0.38)	$ (0.67)	$ (0.76)

Weighted average shares used in loss per share calculation:
Basic	24,278	23,102	24,277	23,068
Diluted	24,278	23,102	24,277	23,068

CONDENSED CONSOLIDATED BALANCE SHEETS

		June 30,	December 31,
		2015	2014

Cash and cash equivalents		$ 32,150	$ 46,620
Other currents assets		438	289
Fixed assets (net)		14	32
Total assets		$ 32,602	$ 46,941

Accounts payable and accrued expenses		$ 2,858	$ 2,924
Stockholders' equity		29,744	44,017
Total liabilities and stockholders' equity		$ 32,602	$ 46,941

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com